                                                                      EXHIBIT 99

PRESS RELEASE
NOVEMBER 1, 2001

Date:    November 1, 2001


Contact: Anthony Hoffman                    Patricia Kraft
         Williams Communications (media)    Williams Communications (investors)
         (918) 573-0159                     (918) 547-0649
         anthony.hoffman@wcg.com            patricia.kraft@wcg.com


     Williams Communications Reports Record Revenues for Third Quarter 2001
        COMPANY INCREASES MARKET LEADERSHIP BY DELIVERING EIGHTH STRAIGHT
              QUARTER OF SEQUENTIAL NETWORK SERVICES REVENUE GROWTH

                                   HIGHLIGHTS:

o Consolidated Revenues Approach $300 Million, a 42 Percent Increase over Third Quarter 2000

o Network Revenues Increase to $271.1 Million, a 52 Percent Increase over Third Quarter 2000

o Customer Base Continues to Grow, Totals 294 Customers, up 8.5 Percent from Second Quarter 2001

o    Company Purchases Approximately 18 Percent of Senior Redeemable Notes

o Company Forecasts Continued Fourth Quarter Revenue Growth, Expects Network to be Operating EBITDA Positive by Year End 2001

         TULSA, Okla. - Williams Communications (NYSE: WCG) today announced unaudited third quarter consolidated revenues of $297.8 million, an increase of $88.5 million, or 42 percent, over the third quarter 2000. The growth in consolidated revenue was primarily driven by greater Network services revenue, which rose to $271.1 million, representing a 52 percent year over year increase and a 6 percent sequential increase. EBITDA (consolidated earnings before interest, taxes, depreciation and amortization and other adjustments) including a gain from selling its remaining investment in Algar Telecom Leste (ATL) of $45.1 million, was $22.6 million in the third quarter. Excluding this gain, operational EBITDA was a loss of $22.5 million, a 24 percent improvement versus the second quarter 2001 loss of $29.8 million. Current quarter operational EBITDA performance, which favorably exceeded market expectations and company guidance, reflects continued expansion in Network gross margins. Contributing to the company's ability to sustain continued margin growth is a high quality customer base, a diversified product set and continued leadership in meeting and exceeding customers needs. Net loss attributable to common stockholders was $272.7 million on a consolidated basis, or 55 cents per share, also meeting market expectations. Included in reported net loss per share, described in greater detail below, is a one-time gain of 46 cents per share associated with the company's bond purchases. This gain is essentially offset by one-time valuation adjustments and losses associated with various assets. Excluding these one-time items, reported net loss per share would have been a loss of 52 cents per share.

         "From the start, 2001 would be the year Williams Communications differentiated itself from its peers," said Howard Janzen, chairman and chief executive officer of Williams Communications. "This differentiation first became apparent early in the year as we established a leadership position in operating performance; setting benchmarks for service delivery, provisioning and customer service. Results for the third quarter not only reflect enhanced operating performance, but also outstanding financial performance. Even under difficult market conditions, we differentiated ourselves by continuing to drive recurring, top-line network services revenue and margin growth."

LIQUIDITY AND FINANCIAL POSITION

         During the quarter, the remaining components of the company's financing plan were executed, as the sale of ATL and the sale-leaseback of the company's headquarters were closed. Through October, the company had also purchased approximately $550 million, or 18.3 percent of its publicly traded senior redeemable notes in the open market at an average price of 43% of face value. Of this amount, $419 million was purchased during the third quarter. As announced separately, based on the company's strong liquidity position, the bank credit facility covenant under which the company was required to issue $225 million of additional debt and equity prior to the end of 2001 has been deferred until mid-2003.

         The company had cash and short-term investments as of Sept. 30, 2001 of approximately $1.4 billion and an undrawn bank revolver of $525 million.

CAPITAL EXPENDITURES

         Capital expenditures for the quarter were $311 million, including $11.7 million of capitalized interest. These expenditures were focused primarily on enhancing the capacity and functionality of the intercity network and providing greater local access services.

EXTRAORDINARY GAIN AND OTHER UNUSUAL ITEMS RECORDED WHICH ARE EXCLUDED FROM OPERATING EBITDA

         Included in the company's results for the quarter was an extraordinary gain of $223.7 million attributable to the company's third quarter repurchase of senior redeemable notes. This gain was offset by accounting charges of approximately $240.4 million primarily related to valuation adjustments and losses associated with equipment inventory ($150 million), certain equity method investments ($49.1 million), suspended capital projects ($30 million), and goodwill ($11.3 million).

Financial Highlights by Segment for the Third Quarter

NETWORK SERVICES

         Network services revenue was $271.1 million, an increase of 52 percent over third quarter 2000 and a 6 percent sequential growth versus the second quarter 2001. Excluding one-time dark fiber sales, this marks the eighth straight quarter of recurring Network services revenue growth since the company's initial public offering. Contributing to the continued top-line growth is the recurring nature of our revenue base, the strength of our customers and the diversity of our products and services. The third quarter operating EBITDA loss of $15.0 million compares favorably to an operating EBITDA loss of $55.4 million in the third quarter of 2000 and an operating EBITDA loss of $20.4 million in the second quarter of 2001. The improvement in EBITDA results from the continued strong focus on profitable revenue growth and expense management.

VYVX(R) BROADBAND MEDIA

         The Vyvx Broadband Media segment reported third quarter revenue of $43.2 million, a $3.2 million increase compared to the third quarter of 2000 and a $3.3 million increase from the second quarter of 2001. The segment reported an EBITDA loss of $6.8 million in the third quarter compared to an EBITDA loss of $8 million in the second quarter of 2001. The improvement in revenue and EBITDA is a result of increased transmission of broadcast news events more than offsetting lower advertising and satellite business.

STRATEGIC INVESTMENTS

         The Strategic Investments segment reported EBITDA of $44.4 million compared to a third quarter 2000 EBITDA loss of $1.4 million due to the $45.1 million gain from selling its remaining investment in ATL.

OPERATIONAL HIGHLIGHTS FOR THE THIRD QUARTER

STRONG CUSTOMER BASE CONTINUES TO GROW

         At the end of the quarter, the company had grown its financially strong and diversified customer base to 294 customers - an 8.5 percent increase over second quarter 2001. Significant new customers and expanded services to existing customers in the third quarter included Cingular, NFL Films, SBC, KDDI, TyCom, WorldCom and Cox Communications.

         "Williams Communications continues to grow its customer base with high credit quality customers," Janzen said. By focusing on financially healthy companies, we have been able to avoid many of the failures created by the dot.com meltdown."

SBC RELATIONSHIP CONTINUES TO EXPAND

         Williams Communications continues to strengthen its relationship with SBC Communications by jointly developing new market opportunities to drive on-net traffic to Williams Communications' network.

         During the quarter, the company signed a preferred provider status agreement with SBC Long Distance, an affiliate of SBC Communications Inc., whereby Williams Communications becomes the preferred provider for SBC-LD's U.S.-originated international long-distance traffic.

         Domestically, Williams Communications signed an agreement to serve as a provider for SBC-LD, which provides long distance service to Cingular Wireless within SBC's 13-state region. Cingular Wireless, a joint venture between SBC Communications Inc. and Bell South, is the nation's second largest wireless carrier.

         In the long-distance voice market, as of Sept. 30, 2001, SBC Communications Inc., through its alliance with Williams Communications, was offering long distance service to residential and business customers in Texas, Kansas and Oklahoma. At the end of the third quarter, SBC had 4.6 million long distance lines in these states. SBC is awaiting federal approval to enter the long distance market in Missouri and Arkansas and is awaiting state approval in California and Nevada.

WILLIAMS COMMUNICATIONS CONTINUES LOCAL-TO-GLOBAL GROWTH

         During the quarter, Williams Communications continued to expand its footprint. Internationally, the company forged an alliance with KDDI that provides customers with seamless connectivity to and from Japan and the United States. Under the terms of the agreement, Williams Communications will be KDDI's preferred provider for Japan and U.S. originated traffic. The company also announced it will begin providing network services across the Japan-U.S. Undersea Cable Network, a 21,000-kilometer cable capable of handling circuit-switched or packet-switched communications. This connectivity complements Williams Communications' recent approval of a Type I facilities-based operators license, allowing the company to establish a base of operations in Japan and transport traffic from Japan to its U.S. backbone.

         In the metro areas, the company announced it has extended the edge of its network into top U.S. metro markets, linking its nationwide long-haul network to more than 80 metro access points in 17 cities. The extension of the Williams Communications network beyond its points of presence (POPs) will alleviate the bottleneck created by the limited availability of high-capacity local loops and provide its long-haul customers with access to high-demand metro capacity. The company also announced the launch of its new Network Managed Services business to extend its professional, construction and management services expertise to carriers, Internet Service Providers and Application Service Providers. Network Managed Services is focusing on the growing metro access market by breaking open the last-mile bottleneck and enabling customers to accelerate local metropolitan-area network build initiatives.

OPERATIONAL EXCELLENCE

         Williams Communications continues to deliver operational excellence. The company has become an industry leader in service velocity by delivering on 97 percent of its firm order commitments and meeting customer requested due dates, which often exceed standard industry intervals, 91 percent of the time. This internally measured benchmark is supported by the company's annual customer satisfaction survey results recently completed by Naumann & Associates which revealed network customers were satisfied 84 percent of the time in 2001, up from 57 percent rating at the end of 2000.

         "Throughout the telecommunications industry, customer satisfaction scores have trended downward for several years. Despite the downward trend in scores across the industry, Williams Communications has made significant improvements in customer satisfaction levels over the past year placing them well above the industry average," said Earl Naumann, president and CEO of Naumann & Associates, a leading worldwide customer satisfaction research firm with years of experience in telecommunications.

         Add to those results a world-class customer satisfaction result of 95% for Williams Communications Vyvx Broadband Media unit and it is obvious that Williams is setting the standard for meeting the needs of its customers.

TECHNOLOGICAL LEADERSHIP

         Through its multi-vendor platform, Williams Communications continues to leverage its technology leadership to develop new products, accelerate provisioning speeds and get greater capacity per dollar spent which translates into a lower unit cost.

         Recently, the company launched the industry's first Private Line Quality of Service offering and delivered the first local-to-national-local Gigabit Ethernet service for a leading global Internet communications, commerce and media company.

         Earlier this year, Williams Communications set another industry benchmark by achieving a record-breaking 6,400 km transmission without electrical regeneration across its network.

VYVX BROADBAND MEDIA

         During the third quarter, Williams Communications' Vyvx Broadband Media unit continued to lead the industry in integrated transmission and broadband media services.

         In July, Vyvx Broadband Media signed a five-year, multimillion-dollar agreement with NFL Films, Inc., for broadcast content gathering and distribution services adding to the company's list of customers that includes virtually all global media and entertainment companies, professional sports leagues and advertisers.

         Also throughout the quarter, Vyvx Broadband Media continued to provide broadcast backhaul transmission services for the majority of major sports and live news events, including the Major League Baseball All-Star Game. In the wake of the Sept. 11 tragedy, Vyvx Broadband Media provided more than 1,000 fiber-optic and satellite video feed reservations per day - double the daily average - to domestic and international news organizations.

         The company also continued to execute its broadband media strategy, launching services on its mediaXtranet(SM) platform, including digital media management, managed web hosting and streaming. During the quarter, Frost & Sullivan recognized Williams Communications' broadband media strategy, awarding the company its 2001 Market Engineering Award for Digital Asset Management Growth Strategy. The award is given to the company that has bolstered its position in the digital asset management market during the base year, and whose strategy will have a lasting impact on the market.

         On Oct. 11, Williams Communications announced it had entered into an agreement (pending court approval) with iBEAM Broadcasting Corp. to purchase substantially all assets of the webcasting and streaming media pioneer, including substantially all of iBEAM's customer contracts and facility and equipment leases. The acquisition, if approved by the Court, could further enhance Williams Communications' broadband media service offerings and expand its addressable market, adding a strong enterprise capability, complementing Vyvx Broadband Media's strong ties to media and entertainment customers.

         "In summary, Williams Communications measures success by results - not words," Janzen said. "This quarter should serve notice to our shareholders that not only do we plan to survive the current economic cycle but prosper in the face of it."

GUIDANCE

         Williams Communications differentiated itself in the current quarter versus its peers, as it successfully continued to grow Network services revenue, without reliance on non-recurring dark fiber sales. Despite uncertain market conditions, the company expects to continue to be able to distinguish its Network performance from the competition. This is reflected in our current guidance, which projects sequential Network services revenue growth of between 10 and 20 percent in the fourth quarter.

         The company expects to further differentiate itself by reaching an operating Network EBITDA positive run rate by the year-end 2001. For the fourth quarter, Network EBITDA has been favorably revised and is now projected between breakeven and a $10 million loss.

         Williams Communications Vyvx Broadband Media Unit projects full-year revenue of $165 million and is reducing its expected EBITDA loss to between $32 and $34 million from previous guidance of a $39 million loss.

WEBCAST AND CONFERENCE CALL REPLAY SCHEDULED

A conference call will be held at 10:00 am Eastern Time with Howard Janzen, chairman and chief executive officer, and Scott Schubert, chief financial officer, to discuss third quarter financial results. A live audio webcast of the conference call may be heard at www.williamscommunications.com. Following the conclusion of the call, a replay will be available through end-of-day Thursday, November 8. The replay number is 888-203-1112 for domestic calls and 719-457-0820 for international calls. ID number is 452314. An audio webcast replay will also be available at www.williamscommunications.com

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Based in Tulsa, Okla., Williams Communications Group, Inc., is a leading broadband network services provider focused on the needs of bandwidth-centric customers. Williams Communications operates the largest, most efficient, next-generation network in North America. Connecting 125 U.S. cities and reaching five continents, Williams Communications provides customers with unparalleled local-to-global connectivity. By leveraging its infrastructure, best-in-breed technology, connectivity and network and broadband media expertise, Williams Communications supports the bandwidth demands of leading communications companies around the globe. For more information, visit www.williamscommunications.com.

                                       ###

All trademarks are the property of their respective owners. Statements made in this press release regarding the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements and are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include further deterioration in the capital markets and telecommunications industry; the availability of credit terms more acceptable to the Company than those in its existing credit agreements; collection of proceeds from the sale of the Solutions business; collection of proceeds from the sale of the company's remaining economic interest in ATL; completion of the and successful integration of the assets of iBEAM Broadcasting Corp.; managing operating costs and capital spending without limiting revenue growth; the financial health of the company's customers; adverse changes in the technology, regulatory or business environment; adverse changes in competitive market factors affecting the company; adverse economic or political events; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including its Registration Statements.

FINANCIAL HIGHLIGHTS
(Unaudited)

                                                          Three Months Ended             Nine Months Ended
                                                            September 30,                   September 30,
                                                    ----------------------------    ----------------------------
(Thousands, except per share amounts)                   2001            2000            2001            2000
                                                    ------------    ------------    ------------    ------------
Revenues                                            $    297,776    $    209,314    $    855,178    $    552,041
EBITDA                                              $     22,574    $     (9,252)   $     42,957    $    (34,215)
Depreciation and amortization                       $    146,608    $     47,064    $    339,239    $    117,506
Loss from operations                                $   (368,372)   $   (121,129)   $   (656,798)   $   (333,417)
Equity losses                                       $    (20,677)   $     (2,593)   $    (29,885)   $     (9,748)
Loss from continuing operations                     $   (491,995)   $   (150,283)   $ (1,039,909)   $   (221,979)
Income (loss) from discontinued operations          $         --    $        340    $         --    $    (53,491)
Extraordinary gain                                  $    223,664    $         --    $    223,664    $         --
Net loss attributable to common stockholders        $   (272,734)   $   (150,483)   $   (829,413)   $   (276,010)
Basic and diluted loss per share:
  Loss from continuing operations attributable to
     common stockholders                            $      (1.01)   $       (.32)   $      (2.17)   $       (.47)
  Income (loss) from discontinued operations        $         --    $         --    $         --    $       (.12)
  Extraordinary gain                                $        .46    $         --    $        .46    $         --
   Net loss attributable to common stockholders     $       (.55)   $       (.32)   $      (1.71)   $       (.59)
   Weighted average shares outstanding                   491,979         464,135         485,336         464,058
                                                    ============    ============    ============    ============

EBITDA represents earnings before interest, income taxes, depreciation and amortization, lease costs attributable to WCG's operating lease agreement covering a portion of WCG's fiber-optic network ($7.9 million and $13.5 million for the three months ended September 30, 2001 and 2000, respectively, and $29.4 million and $38.6 million for the nine months ended September 30, 2001 and 2000, respectively) and other unusual, non-recurring or non-cash items, such as equity earnings or losses and minority interest.

Included in the computation of EBITDA is income from investments resulting from the net cash realization from investments ($45.1 million and $50.7 million for the three months ended September 30, 2001 and 2000 and $98.9 million and $143.8 million for the nine months ended September 30, 2001 and 2000, respectively) and proceeds from the early termination of financial instruments on certain marketable equity securities ($40.9 million for the nine months ended September 30, 2001).

Excluded from the computation of EBITDA for the three and nine months ended September 30, 2001 are charges of $191.3 million in other expenses related to valuation adjustments associated with equipment held for sale, suspended capital projects and goodwill. Also excluded from the computation of EBITDA is income
(loss) from discontinued operations and an extraordinary gain.

EBITDA is used by management and investors as an indicator of a company's historical ability to service existing debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, or as an indicator of operating performance or cash flows from operating, financing and investing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                         Three Months Ended               Nine Months Ended
                                                            September 30,                   September 30,
                                                    ----------------------------    ----------------------------
(Thousands, except per share amounts)                   2001            2000            2001            2000
                                                    ------------    ------------    ------------    ------------
REVENUES                                            $    297,776    $    209,314    $    855,178    $    552,041
Operating expenses:
  Cost of sales                                          244,173         214,325         745,770         579,137
  Selling, general and administrative                     71,535          65,682         222,721         185,792
  Provision for doubtful accounts                         12,541           2,800          20,977           3,782
  Depreciation and amortization                          146,608          47,064         339,239         117,506
  Other                                                  191,291             572         183,269            (759)
                                                    ------------    ------------    ------------    ------------
Total operating expenses                                 666,148         330,443       1,511,976         885,458

LOSS FROM OPERATIONS                                    (368,372)       (121,129)       (656,798)       (333,417)
Interest accrued                                        (139,296)       (103,574)       (396,031)       (263,942)
Interest capitalized                                      11,694          51,431          67,356         116,172
Investing income (loss):
  Interest and other                                      14,796          10,416          36,008          49,973
  Equity losses                                          (20,677)         (2,593)        (29,885)         (9,748)
  Income (loss) from investments                           3,113          20,210         (28,292)        323,258
Minority interest in loss of consolidated
  subsidiaries                                             6,787           4,418          19,978           9,420
Other income (loss), net                                    (364)            131            (221)            178
                                                    ------------    ------------    ------------    ------------
Loss before income taxes                                (492,319)       (140,690)       (987,885)       (108,106)
Benefit (provision) for income taxes                         324          (9,593)        (52,024)       (113,873)
                                                    ------------    ------------    ------------    ------------
Loss from continuing operations                         (491,995)       (150,283)     (1,039,909)       (221,979)
Income (loss) from discontinued operations                    --             340              --         (53,491)
                                                    ------------    ------------    ------------    ------------
Loss before extraordinary gain                          (491,995)       (149,943)     (1,039,909)       (275,470)
Extraordinary gain                                       223,664              --         223,664              --
                                                    ------------    ------------    ------------    ------------
Net loss                                                (268,331)       (149,943)       (816,245)       (275,470)
Preferred stock dividends and amortization of
  preferred stock issuance costs                          (4,403)           (540)        (13,168)           (540)
                                                    ------------    ------------    ------------    ------------
Net loss attributable to common stockholders        $   (272,734)   $   (150,483)   $   (829,413)   $   (276,010)
                                                    ============    ============    ============    ============

Basic and diluted loss per share:
  Loss from continuing operations attributable to
     common stockholders                            $      (1.01)   $       (.32)   $      (2.17)   $       (.47)
  Income (loss) from discontinued operations                  --              --              --            (.12)
                                                    ------------    ------------    ------------    ------------
  Loss before extraordinary gain                           (1.01)           (.32)          (2.17)           (.59)
  Extraordinary gain                                         .46              --             .46              --
                                                    ------------    ------------    ------------    ------------
  Net loss attributable to common stockholders      $       (.55)   $       (.32)   $      (1.71)   $       (.59)
                                                    ------------    ------------    ------------    ------------
  Weighted average shares outstanding                    491,979         464,135         485,336         464,058
                                                    ------------    ------------    ------------    ------------


See accompanying notes.

Notes to Consolidated Statements of Operations
(Unaudited)

1. SEGMENT REVENUES AND PROFIT (LOSS)

     The following tables present segment revenues and profit (loss) for the three and nine months ended September 30, 2001 and 2000.

Three Months Ended September 30, 2001                    Broadband       Strategic
(thousands)                               Network          Media        Investments     Eliminations       Total
                                        ------------    ------------    ------------    ------------    ------------
Segment revenues                        $    271,100    $     43,240    $         --    $    (16,564)   $    297,776

Segment profit (loss):
  Loss from operations                      (340,186)        (27,318)           (868)             --        (368,372)
  Equity earnings (losses)                     2,659         (20,067)         (3,269)             --         (20,677)
  Income (loss) from investments             (12,927)         (4,065)         20,105              --           3,113
                                        ------------    ------------    ------------    ------------    ------------
TOTAL SEGMENT PROFIT (LOSS)             $   (350,454)   $    (51,450)   $     15,968    $         --    $   (385,936)
                                        ============    ============    ============    ============    ============

Three Months Ended September 30, 2000
(thousands)

Segment revenues                        $    178,223    $     40,008    $         --    $     (8,917)   $    209,314

Segment loss:
  Loss from operations                      (109,460)        (10,232)         (1,437)             --        (121,129)
  Equity earnings (losses)                     2,475          (1,093)         (3,975)             --          (2,593)
  Income from investments                     20,210              --              --              --          20,210
  Add back-allocated charges from The
     Williams Companies, Inc.                  1,723             401             144              --           2,268
                                        ------------    ------------    ------------    ------------    ------------
TOTAL SEGMENT LOSS                      $    (85,052)   $    (10,924)   $     (5,268)   $         --    $   (101,244)
                                        ============    ============    ============    ============    ============

Nine Months Ended September 30, 2001
(thousands)

Segment revenues                        $    775,018    $    123,557    $         --    $    (43,397)   $    855,178

Segment profit (loss):
  Loss from operations                      (594,584)        (58,905)         (3,309)             --        (656,798)
  Equity earnings (losses)                     3,780         (20,197)        (13,468)             --         (29,885)
  Income (loss) from investments             (44,332)         (4,065)         20,105              --         (28,292)
  Add back-allocated charges from The
     Williams Companies, Inc.                  3,786             330              83              --           4,199
                                        ------------    ------------    ------------    ------------    ------------
TOTAL SEGMENT PROFIT (LOSS)             $   (631,350)   $    (82,837)   $      3,411    $         --    $   (710,776)
                                        ============    ============    ============    ============    ============

Nine Months Ended September 30, 2000
(thousands)

Segment revenues                        $    454,132    $    122,686    $         --    $    (24,777)   $    552,041

Segment profit (loss):
  Loss from operations                      (304,215)        (24,050)         (5,152)             --        (333,417)
  Equity earnings (losses)                     3,510          (4,640)         (8,618)             --          (9,748)
  Income from investments                    303,025              --          20,233              --         323,258
  Add back-allocated charges from The
     Williams Companies, Inc.                  5,034           1,173             418              --           6,625
                                        ------------    ------------    ------------    ------------    ------------
TOTAL SEGMENT PROFIT (LOSS)             $      7,354    $    (27,517)   $      6,881    $         --    $    (13,282)
                                        ============    ============    ============    ============    ============

(Unaudited)

2. DISCONTINUED OPERATIONS

     On January 25, 2001, WCG's board of directors authorized a plan for its management to divest the Solutions segment. Accordingly, the Solutions segment has been accounted for as a disposal of a business segment with the associated operating results segregated and reported as discontinued operations. On January 29, 2001, WCG signed an agreement to sell the domestic, Mexican and Canadian professional services operations of the Solutions segment to Platinum Equity LLC. This sale closed on March 31, 2001 for approximately $100 million in cash and an interest-bearing $75 million promissory note payable over 18 months. WCG also entered into a collection agreement as of March 31, 2001 in which Platinum Equity LLC will pursue the collection of certain identified retained accounts receivable totaling approximately $200 million. Subject to a collection fee, Platinum Equity LLC will remit the proceeds collected to WCG while WCG retains the collection risk.

     On March 27, 2001, WCG signed an agreement to sell its remaining Canadian operations of the Solutions segment to Telus Corporation. The sale closed in second quarter 2001 for approximately $38 million in cash.

3. EXTRAORDINARY GAIN

     In third quarter 2001, WCG began repurchasing a portion of its senior redeemable notes in the open market. As of September 30, 2001, WCG had purchased $419.3 million of its senior redeemable notes at an average price of 44% of face value which resulted in an extraordinary gain of $223.7 million (net of a zero provision for income taxes) including deferred issuance costs and debt discounts related to the repurchased senior redeemable notes.

     Subsequent to September 30, 2001, WCG has purchased an additional $131.7 million of its senior redeemable notes. This brings the total senior redeemable notes repurchased to $551.0 million at a total average price of 43% of face value.

4. INCOME FROM INVESTMENTS

     WCG entered into an agreement with America Movil, S.A. de C.V. in second quarter 2001 to sell its remaining economic interest in Algar Telecom Leste, S.A. (ATL). The agreement closed in third quarter 2001 and WCG received $309.6 million in cash with an additional $90.0 million due from America Movil, S.A. de C.V. on May 15, 2002. WCG recognized a gain from the sale of $45.1 million.

     WCG sold portions of its investments in certain marketable equity securities for gross realized gains of $61.9 million and gross realized losses of $40.5 million for the nine months ended September 30, 2001. Gross realized gains were $40.2 million and $108.3 million for the three and nine months ended September 30, 2000, respectively.

     WCG recognized a loss of $42.0 million and $135.7 million for the three and nine months ended September 30, 2001, respectively, and $20.0 million for both the three and nine months ended September 30, 2000 related to write-downs of certain investments resulting from management's determinations that the decline in the value of these investments was other than temporary.

     WCG also recorded income of $40.9 million for the nine months ended September 30, 2001 from the change in the market value of cashless collars on certain marketable equity securities in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended since the cashless collars did not qualify as a hedge. Cashless collars were terminated during the first half of 2001 yielding proceeds of $40.9 million. WCG has no cashless collars in place as of September 30, 2001.

     In second quarter 2000, WCG recognized a gain of $214.7 million (before a deferred tax provision impact of $82.1 million) from the conversion of WCG's shares of common stock of Concentric Network Corporation into shares of common stock of XO Communications, Inc. pursuant to a merger of those companies completed in June 2000.

     In a series of transactions in first quarter 2000, WCG recognized a $16.5 million gain related to the partial sale of WCG's interest in ATL-Algar Telecom Leste S.A. (ATL) to an entity jointly owned by SBC Communications, Inc., and Telefonos de Mexico S.A. de C.V. The sale of the investment in ATL, which had a carrying value of $30 million, yielded proceeds of approximately $168 million. WCG recognized a gain on the sale of $16.5 million and deferred a gain of approximately $121 million associated with $150 million of the proceeds which were subsequently advanced to ATL.

(Unaudited)

     WCG recognized a $3.7 million gain for the three months ended March 31, 2000 related to dividends received from certain cost-based investments.

5. OTHER EXPENSE

     In third quarter 2001, WCG recognized expenses of $191.3 million comprised of $150.0 million related to valuation adjustments associated with equipment held for sale, $30.0 million of suspended capital projects and severance and $11.3 million related to impairment of goodwill associated with satellite operations within the Broadband Media segment.